Exhibit 5.1

[BARRETT & McNAGNY LLP LETTERHEAD]

July 23, 2008

Steel Dynamics, Inc.
6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804

Re: Steel Dynamics, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as legal counsel to Steel Dynamics, Inc., an Indiana corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which the Company is filing with the Securities and Exchange Commission (the "Commission") with respect to 18,339,340 shares of Common Stock, par value $0.0025 per share (the "Shares"), which may be resold by certain Selling Shareholders, as described in the Registration Statement. None of these Shares are to be sold by the Company.

        For purposes of this opinion, the term Shares also includes any additional shares of Common Stock that may be registered hereunder under Rule 462(b) of the Act.

        In connection with the foregoing, we have examined the Registration Statement, a copy of the Company's Articles of Incorporation, as amended to date, a copy of the Amended and Restated Bylaws of the Company as amended to date, and such resolutions of the Board of Directors of the Company and other documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we assume the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies, the genuineness of all signatures, the authority of such signatories and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

        We are members of the bar of the State of Indiana and the opinion expressed herein is limited to matters controlled by the laws of the State of Indiana and by applicable federal law.

        Based upon and subject to the foregoing, we are of the opinion that any Shares that may be sold by the Selling Shareholders pursuant to the Registration Statement have been duly authorized, validly issued, fully paid and nonassessable under the laws of the State of Indiana.

        We do not deem it necessary for purposes of this opinion, and, accordingly, we do not purport to cover herein, the application of the securities or "Blue Sky" laws of any of the states to the sale of these Shares.

        The opinion expressed herein is rendered as of the date hereof, and we undertake no obligation, and hereby disclaim any kind of obligation, to advise you of any changes or new developments in law, fact or otherwise that may affect any matter set forth herein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder promulgated by the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-3 filed pursuant to Rule 462(b) under the Act with respect to the registration shares in the offering contemplated by the registration statement and shall such additional shares, if any, registered on such subsequent registration statement.

Very truly yours,

BARRETT & McNAGNY LLP

/s/ ROBERT S. WALTERS Robert S. Walters